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Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
The Cato Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities
Security
Type
Security

Class Title
Fee
Calculation
Rule
Amount
Registered
(1)
Proposed
Maximum
Offering Price
Per Unit
(2)
Maximum
Aggregate
Offering Price
(2)
Fee Rate
Amount of
Registration
Fee
Equity Class A
Common
Stock, par value
$.033 per share
457(c) and
457(h)
250,000 $2.27 $567,500 0.0001531 $86.88
Total Offering Amounts
$567,500 $86.88
Total Fee Offsets
$0
Net Fee Due
$86.88
(1) Pursuant to Rule 416(a) of the Securities Act of 1933,

as amended (the “Securities Act”), the Registration Statement on Form S-8 to which
this exhibit relates also covers any additional shares

of the Registrant’s Class A Common Stock that become issuable pursuant to awards under
The Cato Corporation 2013 Employee Stock Purchase Plan (Amended

and Restated as of October 1, 2025) (the “Plan”) by

reason of any stock
dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of the
Registrant’s Class A Common Stock.
(2) Estimated pursuant to Rule 457(c) and 457(h) under the

Securities Act for purposes of calculating the registration

fee.

The fee is computed
based upon 85% of $2.67, which represents the average

of the high and low prices per share of the Registrant’s Class A Common Stock on

May
22, 2025 as reported on the New York Stock Exchange. Pursuant to the Plan, the purchase price will be 85% of the lower of the fair market rate
per share at the beginning date of the offering period or the purchase date of the offering period.
(3) Pursuant to General Instruction E to Form S-8, a filing

fee is only being paid with respect to the registration of

the additional securities
available for issuance under the Plan.